RAIT Investment Trust
1818 Market Street
Philadelphia, Pennsylvania 19103

We have reviewed, in accordance with standards established by the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of RAIT Investment Trust and subsidiaries for the three-month periods ended March 31, 2006 and 2005 as indicated in our report dated May 9, 2006 (except for Note 6, as to which the date is July 13, 2006); because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Current Report on Form 8-K dated July 14, 2006 is incorporated by reference in the Registration Statements on Form S-3 (File No. 333-103618, effective on March 14, 2003; File No. 333-69366, effective on October 18, 2001; and File No. 333-78519, effective May 14, 1999) and Form S-8 (File No. 333-125480, effective on June 3, 2005; File No. 333-109158, effective on September 26, 2003; File No. 333-100766, effective on October 25, 2002; and File No. 333-67452, effective on August 14, 2001).
We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
July 14, 2006